[LETTERHEAD  OF  CUTLER  LAW  GROUP]



February 4, 2004

Military Communications Technologies, Inc.
2222 Michelson Drive, Suite 477
Irvine, CA 92612

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Military Communications Technologies, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 950,000 shares of Company common stock to Roger May, 250,000 shares of Company common stock issued to Jeremy Norton,100,000 shares of common stock of the Company common stock issued to Tina Woo, 150,000 shares to Jason May and 150,000 shares of common stock issued to Simon Cleary, existing officers of the Company, as well as 708,421 shares of Company common stock issued to M. Richard Cutler on behalf of Cutler Law Group for legal services.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about February 4, 2004 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issues, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very  truly  yours,

                                        /s/  Cutler  Law  Group

                                        Cutler  Law  Group